Exhibit 20



LEGEND
CC Convention Center
CH City Hall
H Hotel
PPM Providence Place Mall
RISC State Capital
RR Rail Lines
RWNM Roger Williams Nat'l Mem.
S Passenger Station
VMA Veteran's Mem. Auditorium
WP Water Place
H/C Hotel/Condominiums
N
Smith Street
VMA
RISC
H
Francis Street
RR
Gaspee Street
6B
6C
6A
RWNM
Canal Street
Woonasquatucket
Interstate 95
PPM
S
Station Street
7A
8
5
Park Row West
4E
4W
3E
3W
3S
Exchange Street
2C
2A & B
River
WP
9
20
North Main St.
Memorial Boulevard
H
H
H/C
Exchange Terrace
CC
Providence River
CH

CAPITAL PROPERTIES, INC. - Parcels in Downtown Providence

Parcel # CAPITAL CENTER:	Square Feet (sq. ft.) PARCEL SIZE	DEVELOPMENT ON PARCELS
2A & B	56,700	17 and 19 Story Residential Buildings - 307,000 gross sq. ft.
2C	35,300	13 Story Office Building - 325,000 gross sq. ft.
3S	48,000	13 Story Office Building - 235,000 gross sq. ft.
3W	35,000	--
3E	24,000	--
4W	46,000	--
4E	22,000	--
5	54,000	8 Story Residential Building - 454,000 gross sq. ft.
6A	87,200	4 Story Residential Building - 120,000 gross sq. ft.
6B	124,300	4 Story Residential Building - Under Construction - 248,000 gross sq. ft.
6C	64,500	--
7A	76,000	330 Car Public Parking Garage
8	36,000	4 Story Office Building - 114,000 gross sq. ft.
9	72,000	10 Story Office Building - 210,000 gross sq. ft.
OUTSIDE CAPITAL CENTER:		
20	26,600	3-4 Story Historic Building in southwest corner of lot - 18,000 gross sq. ft.